FirstEnergy Corp.                       FOR IMMEDIATE RELEASE
76 South Main Street                    October 8, 1998
Akron, Ohio  44308

Media Contact:
Ellen S. Raines
(330) 384-5808


FirstEnergy Corp. Creates Transmission Subsidiary

FirstEnergy Corp. announced today that it will transfer its transmission assets into a new subsidiary, called American Transmission Systems, Inc., with the goal of ultimately becoming part of a larger independent regional transmission company (TransCo) - an entity that owns and operates transmission systems. FirstEnergy plans to initially transfer the operating authority of its transmission system to American Transmission Systems, as soon as possible, while the asset transfer will be finalized by early 1999.

The subsidiary will own and operate FirstEnergy's major, high-voltage transmission facilities - approximately 5,200 miles of transmission lines with voltages of generally 138 kilovolts and higher and approximately 160 transmission substations - and will have 35 interconnections with 8 regional utilities. These facilities represent approximately $1 billion in assets. The formation of the new subsidiary will not affect customers now receiving transmission service from FirstEnergy. They will continue to receive service from the new subsidiary under the same provisions.

"We are convinced that a TransCo structure provides the best means to improve transmission service going forward," said FirstEnergy Vice President Stan Szwed. "The transmission networks require investments for the future, and a TransCo, in our view, will be the best vehicle for attracting the necessary capital and technological innovation."

"As competitive markets continue to develop, transmission will become the integral link in delivering electricity more efficiently over wider geographic areas. In addition, we believe this structure provides a better opportunity to assure non-discriminatory access for all transmission users and maximizes the value of our assets for shareholders. A TransCo will create synergies that result in better service in the region," Szwed said.

"Creating this subsidiary is the first step toward our goal of establishing a truly independent transmission company. This initial transaction gives us greater flexibility with respect to our transmission assets, and positions us to readily join with others to create a larger TransCo or consider options, such as selling the assets," Szwed said. "The new subsidiary also facilitates the company's continued evaluation of participation in other regional transmission entities, in particular the Transmission Alliance, as well as the PJM [Pennsylvania, New Jersey, Maryland] Independent System Operator, and the Midwest ISO."

FirstEnergy is an active participant in the Transmission Alliance, a group of nine utilities that have been discussing the formation of the regional transmission entity since earlier this year. A TransCo structure has been one of the primary options discussed. This subsidiary will more readily facilitate the transition to an appropriate regional entity such as the Alliance.

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A TransCo better addresses the Federal Energy Regulatory
Commission's stated goals of providing non-discriminatory treatment of all transmission users; eliminating pancaked rates; managing system congestion; eliminating inter-regional loop flows; and managing short-term reliability. A TransCo also ties together control, planning, maintenance and financial responsibility, resulting in a truly independent, streamlined, and cost-efficient operation.

FirstEnergy is a diversified energy services holding company with
2.2 million customers in northern and central Ohio and western Pennsylvania. Its electric utility operating companies - Ohio Edison and its subsidiary Pennsylvania Power, The Illuminating Company and Toledo Edison - comprise the nation's 12th largest investor-owned electric system. FirstEnergy has $18 billion in assets, including ownership in 18 power plants.

(100898)

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